Exhibit 99.1

2929 Seventh Street, Suite 100 Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Vice President, Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com
DYNAVAX APPOINTS NANCY L. BUC, FORMER FDA CHIEF COUNSEL,
TO ITS BOARD OF DIRECTORS
Berkeley, CA —November 2, 2005 — Dynavax Technologies Corporation (NASDAQ:DVAX) announced that Nancy L. Buc has joined the Company’s Board of Directors. Ms. Buc is a partner in the Washington, DC law firm Buc & Beardsley, and has had a long a distinguished legal career with a strong focus on healthcare policy and government service. Ms. Buc formerly served as Chief Counsel for the U.S. Food and Drug Administration. During an earlier period of government service, she served successively as Attorney-Advisor to the Chairman of the Federal Trade Commission (FTC) and Assistant Director of the FTC’s Bureau of Consumer Protection.
“Nancy’s knowledge of the pharmaceutical regulatory environment and her broad experience in strengthening the interface between government and industry will be valuable assets to Dynavax as our clinical programs progress and our company matures,” said Dino Dina, MD, president and chief executive officer. “Nancy’s advocacy on behalf of biotechnology companies provides her with a unique perspective on the development and regulatory challenges biotechnology companies face in preparing for their commercial stage of development. We believe that her skills will be highly complementary to the expertise we possess internally and to that of our Board.”
Ms. Buc has served as a member of several major government panels, including the National Institutes of Health (NIH) Recombinant DNA Advisory Committee, the NIH Consensus Panel on Effective Medical Treatment of Heroin Addiction, and the Office of Technology Assessment’s Advisory Panels on Government Policies and Pharmaceutical Research and Development and New

Developments in Biotechnology. She was also a member of the Institute of Medicine’s committees on Contraceptive Research and Development and NIDA Medications Development. She is also a member of the Food and Drug Law Institute’s Board of Directors.
Ms. Buc received her Bachelor of Arts degree from Brown University, her Bachelor of Law degree from the University of Virginia, and was awarded an honorary doctor of laws degree from Brown University. She has served as both a trustee and a fellow on the Brown University Corporation, Brown’s governing body. She is a director of the National Partnership for Women and Families.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: a ragweed allergy immunotherapeutic, currently in a large-scale Phase 2/3 clinical trial, and in a supportive clinical trial in ragweed allergic children; a hepatitis B vaccine that is currently in a pivotal Phase 3 clinical trial; a cancer therapy currently in a Phase 2 clinical trial; and an asthma immunotherapeutic that has shown preliminary safety and pharmacology in a Phase 2a clinical trial.
Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements regarding statements related to plans to advance its clinical programs in ragweed allergy, hepatitis B and cancer and the commercial opportunities for those programs. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” ”slated,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: the progress and timing of its anticipated Phase 3 clinical trials in ragweed allergy and hepatitis B; difficulties or delays in developing, testing, obtaining regulatory approval of, producing and marketing its products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to maintain effective financial planning and internal controls; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K filed on March 18, 2005, Dynavax’s quarterly report on Form 10-Q filed on May 9, 2005 and Dynavax’s Prospectus Supplement filed on October 11th, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.